EXHIBIT 99.1

FortuNet Reports Second Quarter 2009 Results

LAS VEGAS, Aug. 13, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today filed with the Securities and Exchange Commission its quarterly report on Form 10-Q for the quarter ended June 30, 2009.

The Company's revenue decreased during the quarter as compared to the same quarter in the prior year. Specifically, for the quarter ended June 30, 2009 the sales were $3.96 million as compared with the sales of $3.97 million for the same quarter of last year, a decrease of approximately 0.3%. The earnings per share for the current quarter are 5 cents, compared to 8 cents for the same quarter of the previous year, a decrease of 37.5%.

CONTACT:  FortuNet, Inc.
          Investor Contact:
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com